Exhibit 10.4

PATENT LICENSE AGREEMENT

This PATENT LICENSE AGREEMENT (“Agreement”), is dated as of December 1, 2019, made effective as of December 1, 2019 (“Effective Date”), by and between Medigus Ltd., a company organized under the laws of the State of Israel (“Licensor”) and ScoutCam Ltd., a company organized under the laws of the State of Israel (“Licensee”). Licensor and Licensee are each referred to herein separately as “Party” and are referred to herein collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS	Licensee desires to obtain a license from Licensor to use the patent described in Exhibit A, attached hereto (“Licensed IP”); and

WHEREAS	Licensor is willing to grant such right and license on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

1.1.1.	“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Licensor and Licensee shall not be deemed Affiliates of one another.

1.1.2.	“IIA” means the Israeli Innovation Authority of the Ministry of Economy and Industry of the State of Israel (formerly known as the Office of the Chief Scientist).

1.1.3.	“Law” means any federal, state, local, municipal, foreign or other law (including common law), statute, legislation, constitution, code, order, edict, decree, proclamation, treaty, convention, directive, ordinance, rule, regulation, permit, ruling, determination, decision, interpretation or other requirement that is issued, enacted, adopted, passed, approved, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and is applicable to and binding upon the relevant Person.

1.1.4.	“Person” means (whether or not a capitalized term) any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, Governmental Body or other entity, including any party to this Agreement.

1.1.5.	“Representative(s)” means, with respect to any Person, such Person's Affiliates and the respective directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors of such Person and its Affiliates, and the successors and assigns of any of the foregoing.

1.1.6.	“M&A Event” means a merger, acquisition or sale of all or substantially all of the assets of Licensee.

1.1.7.	“Products” means products, applications, technologies or solutions, relating to the miniature video technology, referred to as ScoutCam™.

2.	PATENT LICENSE

2.1. With respect to the patent included in Exhibit A (the “Licensed IP”), Licensor hereby grants Licensee, subject to the IIA prior approval, a perpetual, non-exclusive, transferable solely upon an M&A Event, royalty free, license to access, use, improve, develop either by or on behalf of the Licensee, market and sell the Licensed IP, including the right to any future versions, enhancements, improvements and derivative works of the Licensed IP for the purpose of developing and commercializing the Products (collectively, the “License”).

2.2. As a condition of the License, Licensor shall not sell, offer to sell or grant any ownership right in the Licensed IP to any potential direct competitor of Licensee. For the avoidance of doubt, the Licensee does not (and shall not be construed) to limit or restrict the Licensor’s right to grant any additional licenses relating to the Licensed IP including to non-direct competitors of Licensee.

2.3. Successors and Assigns. The terms and conditions of the License will bind and inure to the benefit of each of the Parties, their successors and Affiliates.

3.	REPRESENTATIONS AND WARRANTIES

3.1. General. Each Party hereby represents and warrants that it has the full legal right, power, and authority to enter into this Agreement and to perform its obligations hereunder, that the performance of such obligations will not conflict with or result in a breach of any agreement to which such Party is a party or is otherwise bound, and that this Agreement is legally binding upon such representing and warranting Party.

3.2. The License is granted to Licensee on an as-is basis, and all representations and warranties, whether express, implied, statutory or otherwise, including, without limitation, any implied warranty of merchantability, fitness for a particular purpose or non-infringement, are hereby disclaimed to the maximum extent permitted by applicable law by Licensor, and Licensee assumes the full risk in connection therewith.

4.	CONDITION OF LICENSE

4.1. Condition Precedent to the Obligation of Each Party. The grant of the License shall be subject to the prior approval of IIA, to the extent required (the “IIA Approval”). Licensor shall submit as soon as practicable an appropriate request for the grant of the IIA Approval and will use best efforts to obtain the IIA Approval as soon as possible. In the event that the IIA Approval is not obtained within ninety (90) days of the Effective Date, Licensee may opt to terminate this Agreement without any further liability to Licensor.

4.2. IIA Undertaking. As condition of receiving the License, Licensee will be obligated to execute and undertaking in a form acceptable to Licensor, pursuant to which Licensee agrees to comply with the obligations stipulated by the Law for Encouragement of Research & Development, 1984.

5.	CONSIDERATION; TAXES

5.1. In consideration for the Transferred Assets and Assumed Liabilities Licensee issues Licensor 1,000,000 ordinary shares, no par value each, of Licensee.

5.2. Any tax consequences arising from the sale and assignment or any other event or act hereunder, shall be borne solely by the Licensor.

6.	MISCELLANEOUS

6.1. Entire Agreement. The Parties hereto acknowledge that this Agreement and each of the exhibits attached hereto set forth the entire agreement and understanding of the Parties as to the subject matter hereto, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto.

6.2. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules of conflict of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court located in Tel Aviv-Jaffa, Israel, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

6.3. Binding Effect. This Agreement shall be binding upon the Parties immediately upon signing of the Agreement by the Parties, subject to fulfillment of the conditions in Section 4.

6.4. No Third Party Beneficiaries; Assignment. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, but other than rights expressly granted to Representatives of a party hereunder. No assignment of this Agreement or of any rights or obligations hereunder may be made (by operation of law or otherwise) by the Licensor or the Licensee without the prior written consent of the other party hereto and any attempted assignment without the required consents shall be void; provided, however, that after Closing, either party may assign this Agreement and any or all rights or obligations hereunder to any Affiliate.

6.5. Amendment and Waivers. This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument signed by the Parties, or in case of a waiver by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

6.6. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Licensor and Licensee have executed this Patent License Agreement by their respective duly authorized representatives as of the date first written above.

Medigus Ltd.		ScoutCam Ltd.

By:	/s/ Liron Carmel /s/ Tatiana Yosef	By:	/s/ Benad Goldwasser /s/ Yaron Silberman
Name:	Liron Carmel / Tatiana Yosef	Name:	Benad Goldwasser / Yaron Silberman
Title:	CEO / CFO	Title:	Chairman / CEO

Exhibit A

Licensed IP

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